Exhibit 2


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                           RECAPITALIZATION AGREEMENT

                           DATED AS OF APRIL 11, 1997

                                  BY AND AMONG

                            SCOTSMAN HOLDINGS, INC.,

                     CYPRESS MERCHANT BANKING PARTNERS L.P.,

                         CYPRESS OFFSHORE PARTNERS L.P.,

                                 KEYSTONE, INC.,

                           FW STRATEGIC PARTNERS, L.P.

                                       AND

           THE SECURITYHOLDERS OF SCOTSMAN HOLDINGS, INC. NAMED HEREIN








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                                TABLE OF CONTENTS

                                                                          Page


ARTICLE I

      PURCHASE OF SECURITIES; REPURCHASE.....................................2
      SECTION 1.1.  Purchase and Sale of the Common Stock....................2
      SECTION 1.2.  Repurchase...............................................2
      SECTION 1.3.  Closing..................................................5
      SECTION 1.4.  Amendment to Existing Stockholders Agreement.............6

ARTICLE II

      REPRESENTATIONS AND WARRANTIES.........................................6
      SECTION 2.1.  Representations and Warranties of the Company............6
      SECTION 2.2.  Representations and Warranties of the Investors.........21
      SECTION 2.3.  Representations and Warranties of Selling Securityholders
             ...............................................................24

ARTICLE III

      COVENANTS RELATING TO CONDUCT OF BUSINESS
      PENDING CLOSING.......................................................26
      SECTION 3.1.  Conduct of Business of the Company......................26
      SECTION 3.2.  Other Actions...........................................28

ARTICLE IV

      ADDITIONAL AGREEMENTS.................................................28
      SECTION 4.1.  Access to Information; Confidentiality..................28
      SECTION 4.2.  Commercially Reasonable Efforts.........................29
      SECTION 4.3.  Benefit Plans and Employment Agreements.................29
      SECTION 4.4.  Public Announcements....................................30
      SECTION 4.5.  Acquisition Proposals...................................31
      SECTION 4.6.  Restriction on Selling Securityholders..................31
      SECTION 4.7.  Consents, Approvals and Filings.........................32
      SECTION 4.8.  Updating of Information.................................32
      SECTION 4.9.  Investors...............................................32
      SECTION 4.10. Indemnification and Insurance...........................33
      SECTION 4.11. Existing Stockholders Agreement.........................33
      SECTION 4.12. New Stockholders Agreement..............................34
      SECTION 4.13. Best Efforts............................................34

ARTICLE V

      CONDITIONS PRECEDENT..................................................34
      SECTION 5.1.  Conditions to Obligations of Each of the Parties........34
      SECTION 5.2.  Conditions to Obligations of the Investors..............35
      Section 5.3.  Conditions to Obligations of the Company................36
      Section 5.4.  Conditions to Obligations of the Selling Securityholders
             ...............................................................37

ARTICLE VI

      TERMINATION, AMENDMENT AND WAIVER.....................................37



                                        i





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      SECTION 6.1.  Termination.............................................37
      SECTION 6.2.  Effect of Termination...................................38
      SECTION 6.3.  Amendment...............................................38
      SECTION 6.4.  Extension; Waiver.......................................39
      SECTION 6.5.  Procedure for Termination, Amendment, Extension or Waiver
             ...............................................................39

ARTICLE VII

      GENERAL PROVISIONS....................................................39
      SECTION 7.1.  Nonsurvival of Representations and Warranties...........39
      SECTION 7.2.  Fees and Expenses.......................................40
      SECTION 7.3.  Selling Securityholders.................................40
      SECTION 7.4.  Definitions.............................................40
      SECTION 7.5.  Notices.................................................40
      SECTION 7.6.  Interpretation..........................................42
      SECTION 7.7.  Counterparts............................................42
      SECTION 7.8.  Entire Agreement; Third-Party Beneficiaries.............42
      SECTION 7.9.  Governing Law...........................................43
      SECTION 7.10.  Assignment.............................................43
      SECTION 7.11.  ENFORCEMENT............................................43


SCHEDULES

Schedule I        Repurchase Shares
Schedule II       Option Surrenders

Exhibit A         Repurchase Note
Exhibit B         Letter of Credit
Exhibit C         Terms of New Stockholders Agreement





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                       RECAPITALIZATION AGREEMENT

            THIS RECAPITALIZATION AGREEMENT, dated as of April 11, 1997, by and among Scotsman Holdings, Inc., a Delaware corporation (the "Company"), Cypress Merchant Banking Partners L.P., a Delaware limited partnership ("Cypress Onshore"), Cypress Offshore Partners L.P., a Cayman Islands limited partnership ("Cypress Offshore"), Keystone, Inc., a Texas corporation ("Keystone"), and FW Strategic Partnership, L.P., a Delaware limited partnership ("FW Strategic") (each of Cypress Onshore, Cypress Offshore, Keystone and FW Strategic an "Investor" and, collectively, the "Investors"), and each of the securityholders of the Company listed on the signature pages hereto (the "Selling Securityholders").

                          W I T N E S S E T H:


            WHEREAS, the Company wishes to issue and sell to the Investors, upon the terms and conditions provided herein, 1,475,410 shares of its Common Stock (as herein defined) for a purchase price of $91.50 per share;

            WHEREAS, the Company wishes to repurchase from the Selling Securityholders certain shares of its Common Stock and/or certain options to purchase shares of Common Stock (the "Options") owned by the Selling Securityholders as of the date hereof, for the purchase price set forth herein (such transaction being hereinafter referred to as the "Repurchase"); and

            WHEREAS, the Investors have obtained a commitment letter dated April 7, 1997 (the Commitment Letter") from Bankers Trust Company (the "Lender"), pursuant to which the Lender has agreed, upon the terms and subject to the conditions set forth therein, to lend an aggregate of up to $425 million to the Company to fund a portion of the amount required to pay the Repurchase Price of the Shares, to refinance or defease existing indebtedness of the Company and to provide for the Company's working capital needs;

            NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, it is agreed as follows:







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                                    ARTICLE I

                   PURCHASE OF SECURITIES; REPURCHASE

            SECTION 1.1. PURCHASE AND SALE OF THE COMMON STOCK. At the Closing, subject to the terms and conditions set forth in this Agreement, the Company shall sell to the Investors, and the Investors shall purchase from the Company, an aggregate of 1,475,410 shares of common stock of the Company, par value $.01 per share (the "Common Stock"), for a purchase price of $91.50 per share in cash (the "Purchase Price"). The number of shares of Common Stock to be purchased by each Investor shall be specified in writing to the Company not fewer than five business days prior to the Closing Date (as herein defined).

            SECTION 1.2. REPURCHASE. (a) At the Closing, subject to the terms and conditions set forth in this Agreement, (i) the Company shall purchase from each Selling Securityholder whose name appears on Schedule I hereto, and such Selling Securityholder shall sell to the Company, the number of outstanding shares of Common Stock owned by such Selling Securityholder set forth opposite such Selling Securityholder's name on Schedule I hereto for a purchase price of $91.50 per share in cash (the "Repurchase Price"), and (ii) such Selling Securityholder shall surrender to the Company for cancellation the Options held by such Selling Securityholder listed opposite such Selling Securityholder's name on Schedule II hereto for consideration payable in cash in an amount equal to the product of (x) the excess of the Repurchase Price over the exercise price per share with respect to each such Option (for each share of Common Stock subject to such Option, the "Option Consideration") and (y) the number of shares of Common Stock for which such Option is exercisable. The surrender of an Option for cancellation in exchange for the Option Consideration shall constitute a release of any and all rights the holder had or may have had in the Option.

            (b) At the Closing, subject to the terms and conditions set forth in this Agreement, the Company shall repurchase from Odyssey Partners, L.P. ("Odyssey"), and Odyssey shall sell to the Company, 2,907,200 shares of Common Stock, or such lesser number of shares of Common Stock (which in no event shall be less than 2,886,101 shares of Common Stock) that will cause there to be 163,935 shares of Common Stock in the aggregate held by the Selling Securityholders and Non-Original Stockholders (as defined in Section 1.2(c) hereof) after giving effect to the purchases and sales of shares of Common Stock pursuant to Section 1.2(a), the Additional Offers (as defined in Section 1.2(c)






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hereof) and the foregoing provisions of this Section 1.2(b), for a purchase price per share in cash equal to the Repurchase Price; PROVIDED that the Company shall provide Odyssey written notice prior to the Closing Date if Odyssey is required to sell less than 2,907,234 shares of Common Stock.

            (c) (i) Promptly following the date of this Agreement, the Company shall prepare and deliver a notice (an "Offer Notice") to each stockholder of the Company who is not an original party to this Agreement (a "Non-Original Stockholder") informing such Non-Original Stockholder of the transactions contemplated hereby and of the Company's offer (collectively, the "Additional Offers") to repurchase any or all of such Non-Original Stockholder's shares of Common Stock, subject to the terms and conditions set forth in this Agreement and the Offer Notice, for a purchase price per share in cash equal to the Repurchase Price and, to the extent applicable, to cancel such Non-Original Stockholder's Options on the same terms as those provided in clause (ii) of
Section 1.2(a) hereof, and containing such additional financial and other information as the Company shall determine to be appropriate so that such Offer Notice, as of its date, shall not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Prior to delivering the Offer Notice to any Non-Original Stockholder, the Company shall furnish a copy thereof to the Investors, shall provide the Investors a reasonable opportunity to review such Offer Notice and shall give reasonable consideration to any comments the Investors may make with respect thereto.

            (ii) Each Non-Original Stockholder who elects in accordance with the Offer Notice to have the Company repurchase such Non-Original Stockholder's shares of Common Stock or cancel such Non-Original Stockholder's Options shall, as a condition to such election, agree to be bound by all the provisions of this Agreement applicable to a Selling Securityholder, and the provisions of Section 1.2(a) shall be deemed to be amended to include such electing Non-Original Stockholder as a Selling Securityholder with respect to the shares and Options specified by such Non-Original Stockholder in accordance with such Non-Original Stockholder's election under the Offer Notice.

            (d) The shares of Common Stock to be purchased from the Selling Securityholders pursuant to this Section 1.2 are hereinafter referred to as the "Repurchase Shares". The Options to be surrendered to the Company for cancellation by the Selling Securityholders pursuant to this






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Section 1.2 are hereinafter referred to as the "Surrendered Options".

            (e) (i) Notwithstanding the foregoing, a Selling Securityholder may, by delivery of written notice to the Investors at the addresses provided in
Section 7.5 no later than 5 business days prior to the Closing Date, elect, in accordance with the procedure set forth in Section 1.2(e)(ii) or (iii) below, to receive, in lieu of cash, all or a portion of the Repurchase Price for the Common Stock to be sold by such Selling Securityholder pursuant to this Section
1.2 in the form of the promissory note from the Company attached hereto as Exhibit A (the "Repurchase Note"); PROVIDED, HOWEVER, that a Selling Securityholder shall be entitled to elect to receive a Repurchase Note pursuant to this Section 1.2(e) only if such Selling Securityholder is an "accredited investor" (as defined in Regulation D under the Securities Act of 1933, as amended (the "Securities Act")) and such Selling Securityholder has provided the Company with a certification to such effect, in form and substance satisfactory to the Company; PROVIDED FURTHER, HOWEVER, that the aggregate principal amount of Repurchase Notes may not exceed $112.8 million except in accordance with this
Section 1.2(e). Each Repurchase Note shall (A) bear interest at the Applicable Rate (as defined below), (B) mature on January 15, 1998, and (C) entitle the holder thereof to the benefits of the Letter of Credit (as defined below). Concurrently with the issuance of a Repurchase Note to a Selling Securityholder, the Investors shall cause the Lender (or another financial institution, which other financial institution shall be acceptable to Selling Securityholders holding a majority of the outstanding Common Stock who or which elect to receive a Repurchase Note in lieu of cash), to issue and deliver to such Selling Securityholder an irrevocable standby letter of credit in the form attached hereto as Exhibit B with a face amount equal to (x) the aggregate principal amount of such Repurchase Note, PLUS (y) the amount of all interest to accrue thereon from the Closing Date to the maturity date (the "Letter of Credit"). The Selling Securityholder shall be entitled to draw on the Letter of Credit in the event that any payment under the Repurchase Note is not paid when due. The "Applicable Rate" shall mean a fixed rate provided by Lender based on forward LIBOR and the time period from the Closing Date to January 15, 1998.

          (ii) The Selling Securityholders (other than the Non-Original Stockholders) shall provide written notification (a "Request Notice") to the Company and the Investors no later than five business days after the date hereof indicating whether the maximum aggregate principal amount of the Repurchase Notes such Selling Securityholders






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desire to receive is greater or less than $112.8 million. If the maximum aggregate principal amount of Repurchase Notes set forth in the Request Notice exceeds $112.8 million, then the Investors shall notify such Selling Securityholders in writing (the "Response Notice") within 10 business days following the date hereof whether the aggregate principal amount of Repurchase Notes to be issued to Odyssey and Barry Gossett may exceed $112.8 million (it being agreed that the Investors shall use commercially reasonable efforts (but neither the Investors nor the Company shall be obligated to expend funds other than legal and documentation expenses in connection therewith) to be able to issue Repurchase Notes in excess of $112.8 million, if so requested by the Selling Securityholders (and to obtain the requisite Letters of Credit without reducing the Company's available commitments under the credit facilities contemplated by the Commitment Letter)). If the Investors notify the Selling Securityholders that the aggregate principal amount of Repurchase Notes may exceed $112.8 million, then the maximum aggregate principal amount of the Repurchase Notes shall be increased to such larger amount as the Investors are able to obtain.

         (iii) A Non-Original Stockholder shall include in its election in accordance with the Offer Notice whether it desires to receive a Repurchase Note for all or a portion of the Repurchase Price payable to such Non-Original Stockholder; PROVIDED that such Non-Original Stockholder shall satisfy the condition contained in the first proviso to Section 1.2(e)(i).

            SECTION 1.3. CLOSING. (a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 6.1, and subject to the satisfaction or waiver of the conditions set forth in Article V, the closing of the purchase by and sale to the Investors of the Common Stock and the Repurchase (the "Closing") shall take place at 10:00 A.M. on the later of June 10, 1997 and the second business day following the date on which the last of the conditions to be fulfilled or waived set forth in Article V shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York, unless another date, time or place is agreed to in writing by the Company, the Investors and Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof.

            (b) At the Closing, (i) the Company shall deliver to each Investor stock certificates evidencing the number of shares of Common Stock to be purchased by such Investor and specified in writing to the Company in accordance with






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Section 1.1 registered in such Investor's name, all of which, upon issuance, shall have been duly authorized, validly issued, fully paid and non assessable, upon payment of the Purchase Price by wire transfer of immediately available funds to an account specified by the Company not later than three business days prior to the Closing Date and (ii) (A) the Company shall deliver to each Selling Securityholder the Repurchase Price for the Repurchase Shares and the Option Consideration payable upon cancellation of the Surrendered Options being purchased from or surrendered by each Selling Securityholder and (B) the Selling Securityholders shall deliver to the Company the certificates evidencing the Repurchase Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamps attached thereto and cancelled, if any, and the option agreements evidencing the Surrendered Options upon payment of the Repurchase Price or Option Consideration therefor, at the Company's election, either by (i) wire transfer of immediately available funds to an account specified by such Selling Securityholder no later than three business days prior to the Closing or (ii) certified or bank cashier's check.

            SECTION 1.4. AMENDMENT TO EXISTING STOCKHOLDERS AGREEMENT. Each of the Company and the Selling Securityholders who or which are parties to the Amended and Restated Management Stockholders' and Optionholders' Agreement dated as of June 6, 1994 (the "Existing Stockholders Agreement") by and among the Company and the stockholders and optionholders named therein hereby amend the Existing Stockholders Agreement so that, subject to the terms and conditions set forth in this Agreement, including Section 1.2(c) hereof, the provisions of the Existing Stockholders Agreement will not be applicable to any of the transactions contemplated by this Agreement.


                               ARTICLE II

                     REPRESENTATIONS AND WARRANTIES

            SECTION 2.1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Investors as follows:

                  (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company and each Company Subsidiary (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its






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business as now being conducted. Except as set forth in Section 2.1(b) of the
Disclosure Schedule attached hereto (the "Disclosure Schedule"), which shall be deemed to include all documents and exhibits included in the Filed SEC Documents (as hereinafter defined), the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the assets, business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole ("Material Adverse Effect"). The Company has delivered to the Investors complete and correct copies of its Certificate of Incorporation and By-laws, as amended to the date of this Agreement. Except for the Company Subsidiaries, the Company does not own any capital stock or other equity interest in any other corporation, partnership, limited liability company or other organization (except for portfolio investments in not more than 1% of the outstanding securities of any class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended). For purposes of this Agreement, a "Company Subsidiary" means each of Williams Scotsman, Inc. (f/k/a The Scotsman Group, Inc.), Mobile Field Office Company and Williams Mobile Offices, Inc., the last of which is an inactive corporation with nominal assets.

                  (b) CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock. As of the date hereof:
(i) 3,375,314 shares of Common Stock are issued and outstanding (excluding treasury shares), 258,580 shares of Common Stock were subject to issuance upon exercise of outstanding Options and 97,654 shares of Common Stock were held by the Company in its treasury. Except as set forth above, as of the date hereof, no shares of capital stock or other equity securities of the Company are issued, reserved for issuance or outstanding. The shares of Common Stock to be issued and sold to the Investors pursuant to Section 1.1 have been duly authorized and, when issued and sold to the Investors in accordance with the terms of this Agreement, such shares will be validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company's 1994 Employee Stock Option Plan will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. No bonds, debentures, notes or other






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indebtedness of the Company or any Company Subsidiary having the right to vote
(or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of the Company or any Company Subsidiary may vote are issued or outstanding. All of the outstanding shares of capital stock of each Company Subsidiary are owned, directly or indirectly, by the Company. All the outstanding shares of capital stock of each Company Subsidiary have been validly issued, are fully paid and nonassessable and, except as set forth in Section 2.1(b) of the Disclosure Schedule, are free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except as set forth in Section 2.1(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any outstanding option, warrant, subscription or other right, agreement or commitment which either (i) obligates the Company or any Company Subsidiary to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Company Subsidiary, (ii) obligates the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, subscription or other right, agreement or commitment which requires the Company or any Company Subsidiary to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or any Company Subsidiary, or (iii) restricts the transfer of Common Stock.

                  (c) AUTHORITY; NONCONTRAVENTION. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of each of the Investors, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting creditors' rights and remedies generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) conflict with any of the provisions of the Certificate of Incorporation or By-laws of the Company or the comparable documents of any Company Subsidiary, (ii) except as set forth in Section 2.1(c) of the Disclosure Schedule and subject to the governmental






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filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, the conflict, breach, default or contravention of which, in the case of clauses (ii) and (iii) above, individually or in the aggregate, would have, or is reasonably likely to have, a Material Adverse Effect. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regu latory authority (a "Governmental Entity"), which has not been received or made as of the date hereof, is required by or with respect to the Company or any of the Company Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (A) the filing of premerger notification and report forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) the filing with the Securities and Exchange Commission (the "SEC") of such reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (C) such filings as may be required in connection with any state or local tax which is attributable to the transfer of beneficial ownership of real property, if any, by the Company or any of its Subsidiaries, (D) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.1(c)(i) of the Disclosure Schedule and (E) any applicable filings under state anti-takeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, individually or in the aggregate, would not have, and is not reasonably likely to have, a Material Adverse Effect.

                  (d) SEC DOCUMENTS. (i) Each of the Company and Williams Scotsman, Inc. has filed with the SEC all reports, schedules, forms, statements and other documents






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required to be filed by such Persons (such reports, schedules, forms, statements and other documents are hereinafter referred to as the "SEC Documents"); and
(ii) as of their respective dates, (A) the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and (B) none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the SEC Documents as revised or superseded by a later Filed SEC Document (as defined in Section 2.1(f)) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) FINANCIAL STATEMENTS. The audited consolidated balance sheets of the Company and its consolidated Subsidiaries and of Williams Scotsman, Inc. and its consolidated Subsidiaries as of December 31, 1996 and December 31, 1995 and the audited statements of income, stockholders' equity and cash flows of the Company and its consolidated Subsidiaries and of Williams Scotsman, Inc. and its consolidates Subsidiaries for the years ended December 31, 1996 and December 31, 1995, together with the notes related thereto, comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries and of Williams Scotsman, Inc. and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Complete copies of such audited financial statements have been delivered to the Investors.

                  (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement (the "Filed SEC Documents") or in Section 2.1(f) of the Disclosure Schedule, since December 31, 1996, the Company and its Subsidiaries have conducted their business only in the ordinary course (other than the due diligence activities with respect to the process established by the Company leading to this Agreement), and there has not been (i) any






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declaration, setting aside or payment of any dividend or other distribution
(whether in cash, stock or property) with respect to any of the Company's outstanding capital stock, or any redemption, purchase or other acquisition of any of its capital stock, (ii) any split, combination or reclassification of any of the Company's outstanding capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's outstanding capital stock, (iii) (A) any granting by the Company or any of its Subsidiaries to any executive officer or other employee of the Company or any of its Subsidiaries of any increase in compensation (including bonuses), except in the ordinary course of business consistent with prior practice, (B) any granting by the Company or any of the Company Subsidiaries to any such executive officer of any increase in severance or termination pay, except in the ordinary course of business consistent with prior practice or (C) any entry by the Company or any of the Company Subsidiaries into any employment, severance or termination agreement, or any modification of any such existing agreement with any such executive officer, except in the ordinary course of business consistent with prior practice (it being understood that, as used in this clause (iii), "prior practice" shall mean the practice of the Company and the Company Subsidiaries as of January 1, 1996),
(iv) any change in accounting methods, principles or practices by the Company or any of the Company Subsidiaries, except insofar as may have been required by a change in generally accepted accounting principles, (v) any material write-off or write-down of, or any determination to write off or write down, any asset of the Company or any of the Company Subsidiaries or any portion thereof, (vi) any amendment, termination, waiver, disposal, or lapse of, or other failure to preserve, any license, permit, or other form of authorization of the Company or any of the Company Subsidiaries, the result of which, individually or in the aggregate, would have, or is reasonably likely to have, a Material Adverse Effect, or (vii) any agreements by the Company to take any of the actions described in the pre ceding clauses (i) through (vi), other than as expressly contemplated or provided for herein. Except as disclosed in the Filed SEC Documents or in Section 2.1(f) of the Disclosure Schedule, since December 31, 1996, no event or events have occurred that, individually or in the aggregate, have had, or are reasonably likely to have, a Material Adverse Effect.

                  (g) ABSENCE OF CHANGES IN BENEFIT PLANS. Except as disclosed in Section 2.1(g) of the Disclosure Schedule, since December 31, 1996, neither the Company nor any of the Company Subsidiaries has adopted or amended in any material respect or agreed to adopt or amend in any material respect any collective bargaining agreement or any Benefit Plan (as defined in Section 2.1(h)), except as required by applicable law.

                  (h) EMPLOYEE BENEFIT PLANS. With respect to all the employee benefit plans (as that phrase is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and any other benefit or compensation plan, program or arrangement including, but not limited to, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, under which any employee or former employee of the Company or the Company Subsidiaries has any present or future right to benefits or under which the Company or the Company Subsidiaries has any present or future liability (the "Benefit Plans"), except as disclosed in Section 2.1(h) of the Disclosure
Schedule:

                        (i) none of the Benefit Plans is a "multiemployer plan" within the meaning of ERISA and neither the Company nor any Company Subsidiary ever contributed to a multiemployer plan;

                        (ii) none of the Benefit Plans promises or provides retiree medical or life insurance benefits to any person;

                        (iii) none of the Benefit Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit, or the acceleration of the payment or vesting of a benefit by reason of the execution of this Agreement or the consummation of the transactions contemplated by this Agreement;

                        (iv) each Benefit Plan intended to be qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service ("IRS") that it is so qualified, such Benefit Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Benefit Plan;

                        (v) each Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable law including, but not limited to ERISA and the Code;

                        (vi) neither the Company nor any of its Subsidiaries has incurred any direct or indirect liability under, arising out of or by operation of Title IV of ERISA in connection with the termination of, or withdrawal from, any Benefit Plan or other retirement plan or arrangement, and no fact or event exists that could reasonably be expected to give rise to any such liability;

                        (vii) the Company has delivered or made available to the Investors a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter from the IRS; (C) any summary plan description and other material written communications (or a description of any oral communications) by the Company or the Company Subsidiaries to their employees concerning the extent of the benefits provided under a Benefit Plan; and (D) for the three most recent years (I) the Form 5500 and attached schedules, (II) audited financial statements, (III) actuarial valuation reports and (IV) attorney's responses to an auditor's request for information;

                        (viii) (A) no event has occurred and no condition exists that would subject the Company or the Company Subsidiaries, either directly or by reason of their affiliation with any member of their "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Code sections 414(b), (c), (m) or (o)), to any tax, fine, lien or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations; (B) for each Benefit Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (C) no "reportable event" (as such term is defined in ERISA section 4043), "prohibited transaction" (as such term is defined in ERISA section 406 and Code section
4975) or "accumulated funding deficiency" (as such term is defined in ERISA section 302 and Code section 412 (whether or not waived)) has occurred; and

                        (ix) (A) no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or threatened, and (B) no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

                  (i) TAXES. (i) Since December 16, 1993, and to the knowledge of the Company prior thereto, each of the Company and the Company Subsidiaries, and any affiliated, combined or unitary group of which any such corporation is a member, has timely filed all tax returns and reports required to be filed by it or requests for extensions to file such returns or reports have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect, individually or in the aggregate, would not have, and are not reasonably likely to have, a Material Adverse Effect. The Company and each of the Company Subsidiaries has timely paid (or the Company has paid on such Company Subsidiary's behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Filed SEC Documents reflect an adequate reserve, determined in accordance with generally accepted accounting principles, for all taxes payable by the Company and the Company Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements, except to the extent such failure to pay, individually or in the aggregate, would not have, and is not reasonably likely to have, a Material Adverse Effect.

                        (ii) No claim for material unpaid taxes has become a lien against the property of the Company or the Company Subsidiaries except to the extent such taxes are being contested in good faith by appropriate proceedings.

                        (iii) No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries that are not adequately reserved for, as determined in accordance with generally accepted accounting principles, in the most recent financial statements contained in the Filed SEC Documents, except for deficiencies that, individually or in the aggregate, would not have, and are not reasonably likely to have, a Material Adverse Effect, and, except as set forth in Section 2.1(i) of the Disclosure Schedule, no requests for waivers of the time to assess any such taxes have been granted or are pending. Except as set forth in Section 2.1(i) of the Disclosure Schedule, since January 1, 1994 through the date hereof, none of the Federal, state, local or foreign tax returns of the Company or the Company Subsidiaries have been examined by the IRS or any other appropriate taxing authority.

                        (iv) Except as set forth in Section 2.1(i) of the Disclosure Schedule, at the date hereof, no tax audits of, or other administrative proceedings or court proceedings with respect to, the Company or any of the Company Subsidiaries are pending with regard to any federal, state, or local or foreign taxes. The Company has made available to the Investors all revenue agent's reports or proposed adjustments received in writing by the Company since December 16, 1993.

                        (v) Neither the Company nor the Company Subsidiaries is a party to, is bound by, or has any obligation under any tax sharing agreement or similar contract, or is otherwise obligated with respect to the material taxes of any other Person.

                        (vi) As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, property, sales, excise, employment, payroll, withholding and other taxes, tariffs or governmental charges of any nature whatsoever, together with any interest and any penalties or additions to tax imposed by any taxing authority.

                  (j) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and the Company Subsidiaries has in effect all Federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights ("Permits," including, without limitation, Permits required under Environmental Laws) necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, and since December 16, 1993, and to the knowledge of the Company, prior thereto, there has occurred no default under any such Permit, except for the lack of Permits and for defaults under Permits which lack or defaults, individually or in the aggregate, would not have, and are not reasonably likely to have, a Material Adverse Effect. Except as disclosed in the Filed SEC Documents or as set forth in Section 2.1(j) of the Disclosure Schedule, the Company and the Company Subsidiaries are in compliance with all applicable statutes, laws, ordinances, rules, orders and regulations of any Governmental Entity, except for possible noncompliance which, individually or in the aggregate, would not have, and is not reasonably likely to have, a Material Adverse Effect.

                  (k) BROKERS. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by the Company and shall not exceed in the aggregate $6,500,000, is entitled to receive from the Company any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

                  (l) LITIGATION, ETC. As of the date hereof, except as disclosed in Section 2.1(l) of the Disclosure Schedule, there is no suit, claim, action or proceeding (at law or in equity) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body which has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof there are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate , would have, or is reasonably likely to have, a Material Adverse Effect.

                  (m) INTELLECTUAL PROPERTY. Section 2.1(m) of the Disclosure Schedule lists as of the date hereof (i) all United States patents, trademark and service mark registrations, copyright registrations and applications for the Company or any of the Company Subsidiaries owned by or licensed to the Company or any of the Company Subsidiaries which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; (ii) all licenses granted to or by the Company or any of the Company Subsidiaries pursuant to written agreements pertaining to patents, patent applications, proprietary technology, inventions, trademarks, service marks, trade names and copyrights (collectively, "Intellectual Property") which are material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole; (iii) all written development and settlement agreements pertaining to Intellectual Property which are material to the conduct of the business of the Company or any of the Company Subsidiaries; and (iv) all suits, actions, proceedings (including, without limitation, infringement, misappropriation, interference, opposition, revocation, cancellation and conflict proceedings) and written claims presently pending or, to the knowledge of the Company, threatened, and all final orders, injunctions, judgments, writs, edicts, awards and decrees presently outstanding, pertaining to any Intellectual Property that is either (A) described in this Section 2.1(m), or (B) owned by any third party and asserted (or, to the knowledge of the Company, threatened in writing to be asserted) against the Company or any of the Company Subsidiaries.

                  (n) ENVIRONMENTAL LAWS. Except as set forth in Section 2.1(n) of the Disclosure Schedule:

                        (i) The operations of the Company and its Subsidiaries, since December 16, 1993, are, and to the knowledge of the Company prior thereto have been, in compliance with all Environmental Laws, other than for such non-compliance that would not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have obtained and are, and within all applicable limitations periods have been, in compliance with all Permits required under Environmental Laws, other than such Permits the absence of which or the non-compliance with which, individually or in the aggregate, would not have, and is not reasonably likely to have, a Material Adverse Effect.

                        (ii) The Company and the Company Subsidiaries have no contingent liabilities with respect to any release since December 16, 1993, and to the knowledge of the Company prior thereto, of Hazardous Materials at any currently or previously owned or operated property or in connection with the off-site shipment of such Hazardous Materials which, individually or in the aggregate, would have, or is reasonably likely to have, a Material Adverse Effect.

                        (iii) The Company and the Company Subsidiaries have provided to the Investors all environmentally related audits, studies, reports, analyses and results of investigations that have been performed since December 16, 1993, and to the knowledge of the Company prior thereto, with respect to currently or previously owned, leased or operated properties.

                        (iv) Except as set forth in Section 2.1(n) of the Disclosure Schedule or to the extent any such matter would not, individually or in the aggregate, result, and is not reasonably likely to result, in a Material Adverse Effect and to the knowledge of the Company, (A) neither the Company nor any of the Company Subsidiaries has disposed of or placed any Hazardous Materials on, under or at, and there are no Hazardous Materials on, under or at any property owned, operated or leased by the Company or the Company Subsidiaries; (B) there are no polychlorinated biphenyls (PCBs), no Hazardous Materials, no friable asbestos containing materials, and no underground storage tanks at any property owned operated, or leased by the Company or the Company Subsidiaries; and (C) there are no Liens arising under or pursuant to any applicable Environmental Laws on property owned or operated by the Company or any of the Company Subsidiaries.

            For purposes of this Agreement, "Hazardous Materi als" means any substance, material or waste which is regu-lated by any local, state or Federal governmental body in the jurisdiction in which the Company or any of its Subsidiaries conducts business, or the United States, including, without limitation, any material or substance which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste," "subject waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, including, but not limited to, petroleum products, asbestos and polychlorinated biphenyls; and "Environmental Law" means any foreign, Federal, state or local statute, regulation, ordinance, or rule of common law in any way relating to human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss. 9601 ET SEQ.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss. 1801 ET SEQ.), the Resource Conservation and Recovery Act (42 U.S.C. ss. 6901 ET SEQ.), the Clean Water Act (33 U.S.C. ss. 1251 ET SEQ.), the Clean Air Act (42 U.S.C. ss. 7401 ET SEQ.), the Toxic Substances Control Act (15 U.S.C. ss. 2601 ET SEQ.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss. 136 ET SEQ.), and the Occupational Safety and Health Act (29 U.S.C. ss. 651 ET SEQ.), the regulations promulgated pursuant thereto, and any Permits required thereunder.

                  (o) TITLE TO PROPERTIES; ENCUMBRANCES. Except as set forth in
Section 2.1(o) of the Disclosure Schedule, each of the Company and the Company Subsidiaries has good and valid (and, with respect to real property, marketable) title to (i) all material tangible properties and assets (real and personal) owned by the Company and the Company Subsidiaries, respectively, including, without limitation, all the properties and assets reflected in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1996, except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1996 which have been sold or otherwise disposed of in the ordinary course of business, and (ii) all the material tangible properties and assets purchased by the Company and any of the Company Subsidiaries since December 31, 1996, except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business, in each case subject to no Lien, except for (A) Liens reflected in the Company's audited consolidated financial statements for the year ended December 31, 1996 or incurred in the ordinary course of business since December 31, 1996,
(B) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company or any of the Company Subsidiaries in the operation of its respective business and (C) Liens for current taxes, assessments or governmental charges or levies on property not yet due and payable or being contested in good faith by appropriate proceedings which Liens would not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (p) REAL PROPERTY; LEASES OF REAL PROPERTY. Section 2.1(p) of the Disclosure Schedule contains a complete and correct list of the real property owned by or leased to the Company and/or any of the Company Subsidiaries, and with respect to such leased property, all material lease agreements relating thereto. Except as set forth in Section 2.1(p) of the Disclosure Schedule or as would not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, all of such leases are in full force and effect. Complete and correct copies of each such lease have been furnished or made available to the Investors. Assuming such leases constitute the valid and binding agreement of the third parties party thereto, except as set forth in Section 2.1(p) of the Disclosure Schedule or as would not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, all such leases are valid and binding obligations of the Company and the Company Subsidiaries, as the case may be, have not been amended or modified, and upon consummation of the transactions contem plated hereby, will continue to entitle the Company or the Company Subsidiary (as the case may be) to the use and possession of the real property specified in such leases and for the purposes for which such real property is now being used by the Company or the Company Subsidiary (as the case may be). Except as set forth in Section 2.1(p) of the Disclosure Schedule or as would not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any Company Subsidiary is in default or, since December 16, 1993 and, to the knowledge of the Company prior thereto, has received written notice of default under any such lease, and to the Company's knowledge, there has been no default thereunder by any third party.

                  (q) INSURANCE. Section 2.1(q) of the Disclosure Schedule contains a complete and correct list of all policies of insurance of any kind or nature covering the Company and/or its Subsidiaries, including, without limitation, policies of life, fire, theft, employee fidelity and other casualty and liability insurance indicating the type of coverage, name of insured, the insurer, the premium, the expiration date of each policy and the amount of coverage, and such policies are in full force and effect. Complete and correct copies of each such policy and loss histories with respect thereto have been furnished or made available to the Investors.

                  (r) MATERIAL CONTRACTS. Except as listed in Section 2.1(r) of the Disclosure Schedule, any other Section of the Disclosure Schedule or as permitted by Section 3.1 hereof, neither the Company nor any of the Company Subsidiaries is a party to any (i) material contract not made in the ordinary course of business; (ii) contract for the employment of any officer or employee or agreement with any labor union or labor association; (iii) contract for the future purchase of materials, supplies, merchandise or equipment; (iv) agreement for the sale or lease of any of the assets of the Company and/or the Company Subsidiaries other than in the ordinary course of business; (v) contract or commitment for capital expenditures in excess of $100,000; (vi) mortgage, pledge, conditional sales contract, security agreement, factoring agreement, or other similar agreement with respect to any material real or personal property of the Company and/or the Company Subsidiaries; (vii) loan agreement, promissory note issued by it to a Person other than a Subsidiary of the Company, guarantee, subordination or similar type of agreement; (viii) stock option, retirement, severance, pension, bonus, profit sharing, group insurance, medical or other fringe benefit plan or program providing employee benefits; (ix) agreement providing for the indemnification of any officer, director or employee; (x) consulting agreement providing for annual payments thereunder in excess of $50,000; or (xi) non-compete or similar agreement which materially restricts, or may hereafter restrict, the operational or geographic scope of the Company's business or the ability of the Company to enter into new lines of business. Complete and correct copies of each such agreement have been furnished or made available to the Investors. Except as set forth in Section 2.1(r) of the Disclosure Schedule or as would not have, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, the Company and each Company Subsidiary party thereto have performed all of the obligations required to be performed by them to date, and neither the Company nor a Company Subsidiary is in default under any of the agreements, leases, contracts or other documents identified in Section 2.1(r) of the Disclosure Schedule to which they are a party, and to the Company's knowledge, there have been no defaults thereunder by any third party.

                  (s) LABOR DISPUTES. There are no strikes or other labor disputes against the Company or any Company Subsidiary pending or, to the knowledge of the Company, threatened, which would have, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

                  (t) RELATED PARTY TRANSACTIONS AND INTERESTS. Except with respect to transactions between the Company and the Company Subsidiaries in the ordinary course of business or as set forth in Section 2.1(t) of the Disclosure Schedule, neither the Company nor any executive officer or Affiliate of the Company, or any Company Subsidiary (i) has borrowed any monies from, or has outstanding any indebtedness or other similar obligations to, the Company, any Affiliate of the Company or any of the Company Subsidiaries, which borrowing or indebtedness, as of the date of this Agreement, remains outstanding and exceeds $60,000 in principal amount in the aggregate, or (ii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of the Company Subsidiaries, (B) engaged in a business related to the business of the Company, and the Company Subsidiaries, or (C) participated in any transaction to which the Company, any Affiliate of the Company or any Company Subsidiary is a party. Notwithstanding anything in the foregoing to the contrary, the Company or any executive officer or Affiliate of the Company, or any Company Subsidiary may make invest ments in a company or companies whose stock is listed on a national securities exchange or actively traded in the over-the-counter market, which investment does not give the Company or such executive officer or Affiliate the right to control or influence the policy decisions of any such company.

            SECTION 2.2. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS. Each Investor represents and warrants to the Company as follows:

                  (a) ORGANIZATION, STANDING AND POWER. Each Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership, power and authority, as the case may be, to carry on its business as now being conducted. Each Investor is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of the Investors to consummate the transactions hereby.

                  (b) AUTHORITY; NONCONTRAVENTION. Each Investor has all requisite corporate or partnership power and authority, as the case may be, to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each Investor and the consummation by each Investor of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or partnership action, as the case may be, on the part of such Investors. This Agreement has been duly executed and delivered by each Investor and, assuming this Agreement constitutes the valid and binding agreement of the Company and the Selling Securityholders, constitutes a valid and binding obligation of each Investor, enforceable against each Investor in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting creditors' rights and remedies generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, (i) conflict with any of the provisions of the Articles of Incorporation or By-laws of Keystone, (ii) conflict with any provisions of certificate of limited partnership or partnership agreement of Cypress Onshore, Cypress Offshore or FW Strategic,
(iii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any Person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which any of the Investors or any of their Subsidiaries is a party or by which any of the Investors or any of their Subsidiaries or any of their assets is bound or affected, or (iv) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United Sates or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (iii) and (iv) above would have, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of any of the Investors to consummate the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to any of Investors in connection with the execution and delivery of this Agreement by or the consummation by any of Investors of any of the transactions contemplated by this Agreement, except for
(A) the filing of premerger notification and report forms under the HSR Act, (B) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (C) such filings as may be required in connection with any state or local tax which is attributable to the transfer of beneficial ownership of real property, if any, by the Company or any of the Company Subsidiaries, (D) such other consents, approvals, authorizations, filings or notices as are set forth in Section 2.2(b)(i) of the Disclosure Schedule and (E) any applicable filings under state anti-takeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which would not have, and is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the ability of the Investors to consummate the transactions contemplated hereby.

                  (c) BROKERS. No broker, investment banker, financial advisor or other Person, other than those set forth in Section 2.2(c) of the Investors' Disclosure Schedule, the fees (which shall not exceed in the aggregate $4,750,000) and expenses of which will be paid by the Investors, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the Investors.

                  (d) INVESTMENT INTENTION. Each of the Investors is acquiring the Common Stock for its own account, for investment purposes only and not with a view to the distribution thereof (as such term is used in Section 2(11) of the Securities Act). Each of the Investors, by reason of its business and financial experience in business, has such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of the prospective investment, is able to bear the economic risk of such investment and is able to afford a complete loss of such investment. Each of the Investors understands that the Common Stock has not been registered under the Securities Act and cannot be sold unless subse quently registered under the Securities Act or an exemption from such registration is available.






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                                                                              24




                  (e) SOURCES OF INFORMATION. Each of the Investors acknowledges that it has conducted its own investigation of the business and affairs of the Company and its Subsidiaries. Each of the Investors has been afforded the opportunity: (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the Company; and
(ii) to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy and completeness of the information previously furnished to it by the Company. Nothing in this Section 2.2(e) shall be deemed to limit the representations and warranties in Sections 2.1 and 2.3.

                  (f) FINANCIAL CAPABILITY. Each of the Investors has or will at the Closing have available to it sufficient funds to perform its obligations hereunder and consummate the transactions contemplated hereby.

            SECTION 2.3. REPRESENTATIONS AND WARRANTIES OF SELLING SECURITYHOLDERS. Each Selling Securityholder hereby, severally and not jointly, represents and warrants with respect to such Selling Securityholder to the Company and the Investors as follows:

                  (a) OWNERSHIP OF REPURCHASE SHARES. Such Selling Securityholder owns on the date hereof, of record and beneficially, (i) the Repurchase Shares set forth opposite such Selling Securityholder's name on
Schedule I hereto and (ii) the Options set forth opposite such Selling Securityholder's name on Schedule II hereto, in each case free and clear of any Liens. Upon transfer of the Repurchase Shares to the Company in accordance with this Agreement, the Company will receive good title to the Repurchase Shares, free and clear of all Liens.

                  (b) AUTHORITY; NONCONTRAVENTION. Such Selling Securityholder has all requisite power, authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. To the extent such Selling Securityholder is a corporation or partnership, the execution and delivery of this Agreement by such Selling Securityholder and the consummation by such Selling Securityholder of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate or partnership action, as the case may be, on the part of such Selling Securityholder. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company and each of the Investors, constitutes a valid and binding obligation of such Selling Securityholder, enforceable against such party in accordance with its terms,






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                                                                              25




except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to or affecting creditors' rights and remedies generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) to the extent such Selling Securityholder is a corporation or other juridical entity, conflict with any of the provisions of the Charter or Bylaws or comparable organizational document of such Selling Securityholder, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, require the consent of any Person under, or result in the creation of a lien or other encumbrance on any property or asset of the Selling Securityholder pursuant to, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which such Selling Securityholder is a party or by which such Selling Securityholder or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the ability of such Selling Securityholder to consummate the transactions contemplated by this Agreement. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to such Selling Securityholder in connection with the execution and delivery of this Agreement by such Selling Securityholder or the consummation by such Selling Securityholder of any of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, filings or notices as are set forth in Section 2.3(b)(i) of the Disclosure Schedule.

                  (c) BROKERS. No broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Selling Securityholder.








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                                                                              26




                                   ARTICLE III

                COVENANTS RELATING TO CONDUCT OF BUSINESS
                                 PENDING CLOSING

            SECTION 3.1. CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall, and shall cause its Subsidiaries to, act and carry on their respective businesses in the ordinary course of business and, to the extent consistent therewith, use reasonable efforts to preserve intact their current business organizations, keep available the services of their current key officers and employees and preserve the goodwill of those engaged in material business relationships with them. Except as set forth in Section 3.1 of the Disclosure Schedule, without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, the Company shall not, and shall cause its Subsidiaries not to, without the prior consent of the Investors:

                        (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (B) split, combine or reclassify any of the Company's outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company's outstanding capital stock, or (C) purchase, redeem or otherwise acquire any shares of outstanding capital stock or any rights, warrants or options to acquire any such shares except, in the case of this clause (C), for (1) the acquisition of shares of Common Stock from holders of options in full or partial payment of the exercise price payable by such holder upon exercise of Options outstanding on the date of this Agreement and (2) the purchase of shares of Common Stock from a holder thereof in connection with the termination of such holder's employment with the Company or a Subsidiary of the Company;

                        (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities other than upon the exercise of Options outstanding on the date of this Agreement;

                        (iii) amend its certificate of incorporation, By-laws or other comparable charter or organizational documents;






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                                                                              27




                        (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof for a purchase price in excess of $1 million;

                        (v) sell, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets that are material to the Company and its Subsidiaries taken as a whole, except in the ordinary course of business or in connection with a transaction permitted by
Section 3.1(iv);

                        (vi) (A) except with respect to indebtedness incurred in the ordinary course of business or incurred in connection with a transaction permitted by Section 3.1(iv) hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, other than indebtedness owing to, or guarantees of indebtedness owing to, the Company or any direct or indirect wholly-owned Subsidiary of the Company or (B) make any loans or advances to any other Person, other than to the Company or to any direct or indirect wholly-owned Subsidiary of the Company and other than routine advances to employees;

                        (vii) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or discussed in, the most recent consolidated financial statements (or the notes thereto) of the Company or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                        (viii) except in the ordinary course of business or in connection with a transaction permitted by Section 3.1(iv), enter into, modify, amend or terminate any material agreement, permit, concession, franchise, license or similar instrument to which the Company or any Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

                        (ix) (A) increase the compensation or fringe benefits of any present or former director, officer or employee of the Company or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice), (B) grant any severance or termination pay to any present or former director, officer or employee of the Company or its Subsidiaries, or (C) establish, adopt, enter into, amend or






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                                                                              28




terminate any Benefit Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

                        (x) modify any existing insurance coverage protecting the business, assets or employees of the Company or any of its Subsidiaries except in the ordinary course of business consistent with past practice;

                        (xi) except as required by law or GAAP, change any material accounting principle used by the Company or any of its Subsidiaries; or

                        (xii) authorize any of, or commit or agree to take any of, the foregoing actions.

            SECTION 3.2. OTHER ACTIONS. The Company, the Investors and the Selling Securityholders shall not, and shall not permit any of their respective Subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement becoming untrue in any material respect or
(ii) any of the conditions of the other parties to the consummation of the transactions contemplated by this Agreement and set forth in Article V not being satisfied.


                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

            SECTION 4.1. ACCESS TO INFORMATION; CONFIDENTIALITY. During the period prior to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (a) afford to the Investors and to the officers, employees, counsel, financial advisors and other representatives of the Investors reasonable access, during normal business hours, to all its properties, books, contracts, commitments, personnel and records, and (b) furnish as promptly as practicable to the Investors such information concerning its business, properties, financial condition, operations and personnel as the Investors may from time to time reasonably request. Each of the Investors will hold, and will cause its respective directors, officers, partners, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold in confidence, in accordance with the provisions of the agreements dated January 14, 1997, January 30, 1997 and January 30, 1997, respectively, between or among the Investors (or Affiliates thereof) and the Company, any






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                                                                              29




information obtained from or with respect to the Company or any of its Subsidiaries.

            SECTION 4.2. COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consum mate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agree ment, including the satisfaction of the respective conditions set forth in Article V.

            SECTION 4.3. BENEFIT PLANS AND EMPLOYMENT AGREEMENTS. (a) The Investors shall cause the Company and each of its Subsidiaries to maintain, for a period of two (2) years following the Closing Date, employee benefit plans, arrangements or policies which provide benefits to Continuing Employees (as defined below) that are comparable in the aggregate to those currently provided by the Benefit Plans listed on Section 4.3(a) of the Disclosure Schedule (excluding any incentive compensation arrangements).

                  (b)   Notwithstanding the provisions of Section 4.3(a):

                        (i) With respect to those employee benefit plans, arrangements or policies of the Investors or any of their Subsidiaries made available to Continuing Employees after the Closing, each such plan, arrangement or policy shall be offered to such Continuing Employees (and, if applicable, their dependents) without any waiting period and the Company and, if applicable, the Investors shall cause any restrictions and limitations for pre-existing conditions or insurability to be waived (other than any waiting period, pre-existing conditions of lack of insurability that constituted a restriction or limitation with respect the benefits available to a Continuing Employee immediately prior to the Closing).

                        (ii) With respect to those employee benefit plans, arrangements or policies of the Investors or any of their Subsidiaries made available to Continuing Employees after the Closing, each such Continuing Employee shall be given full credit for his or her pre-Closing service with the Company or any of its Subsidiaries (and, to the extent such service is recognized under any Benefit Plan of the Company or any of its Subsidiaries as of the Closing, service with any predecessor employer) for purposes of waiting periods, eligibility and vesting under any benefit






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                                                                              30




plan offered to Continuing Employees on or after the Closing.

                        (iii) The Investors shall cause the Company and each of its Subsidiaries or affiliates, as appropriate, to contribute to each of such Benefit Plans (or to pay or credit, as the case may be) (x) all matching and salary based contributions for 1997 currently provided for in such Benefit Plan not made prior to the Closing and (y) all discretionary contributions for 1997 provided for in such Benefit Plans, in each case to the extent set forth in
Section 4.3(b) of the Disclosure Schedule and in accordance with standard practice.

                        (iv) The Investors shall cause the Company and each of its Subsidiaries or affiliates, as appropriate, to pay all bonuses to each eligible individual who is an Eligible Employee subject to the achievement of the performance goals of the bonus plans or programs set forth in Section 4.3(b) of the Disclosure Schedule.

                        (v) The Investors shall cause the Company and each of its Subsidiaries and affiliates to maintain severance benefits after the Closing for each Continuing Employee that are no less favorable to such Continuing Employee than those provided under the severance plans or employment agreements included in Section 4.3(b) of the Disclosure Schedule, until the second anniversary of the Closing Date.

                  (c)   As used in Sections 4.3(a) and 4.3(b):

                        (i) "Continuing Employees" means all employees of the Company or a Subsidiary of the Company as of the Closing.

                        (ii) "Eligible Employees" at any date means all Continuing Employees other than employees who have resigned voluntarily prior to such date or whose employment has been terminated for "Cause" prior to such date.

                        (iii) "Cause" means (x) breach of, neglect of or refusal to perform the duties associated with a Continuing Employee's employment or (y) commission of a felony, or a misdemeanor involving dishonesty, fraud, theft, larceny or embezzlement.

            SECTION 4.4. PUBLIC ANNOUNCEMENTS. The Investors, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with






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                                                                              31




respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

            SECTION 4.5. ACQUISITION PROPOSALS. The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined) or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the acquisition of the Company or any Subsidiary of the Company, or any purchase of all or any significant portion of the assets of the Company or any Subsidiary of the Company, or any equity interest in the Company or any Subsidiary of the Company, other than the transactions contemplated hereby.

             SECTION 4.6. RESTRICTION ON SELLING SECURITYHOLDERS. (a) Each Selling Securityholder hereby covenants and agrees that, prior to the Closing, he, she or it shall not sell, transfer or otherwise dispose of all or any part of the Repurchase Shares.

            (b) Each Selling Securityholder hereby covenants and agrees that such Selling Securityholder shall not, nor shall such Selling Securityholder authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Selling Securityholder to, directly or indirectly, (i) solicit initiate or encourage the submission of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (iii) enter into, authorize or participate in any manner whatsoever in any agreement, commitment or understanding of any nature whatsoever with respect to any Acquisition Proposal or any other transaction






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                                                                              32




or proposed transaction inconsistent with the provisions of this Agreement or the transactions contemplated hereby.

            SECTION 4.7. CONSENTS, APPROVALS AND FILINGS. (a) The Company, the Investors and the Selling Securityholders will make and cause any Subsidiaries to make all necessary filings, as soon as practicable, including, without limitation, those required under the HSR Act, the Securities Act and the Exchange Act in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, the Company, the Investors and the Selling Securityholders will each use their commercially reasonable efforts, and will cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents of Governmental Entities and consents of all third parties necessary for the consummation of the transactions contemplated by this Agreement. Each of the Company, the Investors and the Selling Securityholders shall use commercially reasonable efforts to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request.

                  (b) Each of the parties shall provide to the other party copies of all applications in advance of filing or submission of such applications to Governmental Entities in connection with this Agreement.

            SECTION 4.8. UPDATING OF INFORMATION. The Company shall, and shall cause each of its Subsidiaries to, promptly deliver to the Investors any information concerning material events subsequent to the date of this Agreement which is necessary to supplement the information contained in or made a part of the representations and warranties contained herein, including the Disclosure Schedule, or delivered by the Company or any of its Subsidiaries, pursuant to any of the covenants or agreements contained herein, in order that the information contained herein or so delivered be complete and accurate in all material respects, it being understood and agreed that the delivery of such information shall not in any manner constitute a waiver by any of the parties of any of the conditions precedent to the Closing hereunder or cure any breach of any provision hereof.

             SECTION 4.9. INVESTORS. The Investors shall, on the Closing Date, designate six or more individuals to become members of the Board of Directors of the Company, and cause such designees, upon their election or appointment as directors, effective as of the Closing Date, to confirm and






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                                                                              33




ratify the authorization of the Company to purchase the Repurchase Shares and Surrendered Options and issue the Common Stock in accordance with the terms and conditions set forth in this Agreement.

             SECTION 4.10. INDEMNIFICATION AND INSURANCE. The Company and the Investors agree that all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors, officers or employees of the Company and its Subsidiaries as provided in their respective certificates of incorporation or by-laws shall survive the Closing and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Closing Date. The Investors shall cause to be maintained for a period of not less than six years from the Closing Date the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Closing (the "D&O Insurance") for all persons who are directors, officers or employees of the Company or any Company Subsidiary on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement, which was $80,000 (200% of such premium, the "Maximum Premium"); PROVIDED, HOWEVER, that the Investors may, in lieu of maintaining such existing D&O Insurance as provided above, cause comparable coverage to be provided under any policy maintained for the benefit of the directors and officers of Investors or any of its Subsidiaries, so long as (i) the issuer thereof has at least an equal claims-paying rating and (ii) the material terms thereof are no less advantageous than the existing D&O Insurance to the extent commercially available. If the existing D&O Insurance expires, is terminated or cancelled during such six-year period, Investors will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period, on terms and conditions no less advantageous than the existent D&O Insurance to the extent commercially available.

            SECTION 4.11. EXISTING STOCKHOLDERS AGREEMENT. The Company, Odyssey and the Investors hereby covenant and agree to execute and deliver an amendment to the Existing Stockholders Agreement, to be effective immediately prior to the Closing (subject to the execution and delivery by Management Stockholders (as defined in the Existing Stockholders Agreement) holding collectively at the time of such amendment at least 51% of the aggregate Shares (as defined in the Existing Stockholders Agreement) held by all Management Stockholders and their Permitted Transferees (as defined in the Existing Stockholders Agreement)) to (i) substitute the Investors (collectively) as the successor to all rights and all obligations of Odyssey thereunder and (ii) terminate all rights and obligations of Barry Gossett under the Existing Stockholders Agreement (contingent on his becoming a party to the New Stockholders Agreement (as hereinafter defined)). In connection with such amendment, the Investors agree to release, discharge and indemnify Odyssey for any liability or obligation arising after the Closing under the Existing Stockholder Agreement.

            SECTION 4.12. NEW STOCKHOLDERS AGREEMENT. Simultaneously with the Closing, the Company, Odyssey and the Investors shall enter into a stockholders agreement (the "New Stockholders Agreement") reflecting the terms set forth on Exhibit C hereto.

            SECTION 4.13. BEST EFFORTS. The Investors shall use their best efforts to have sufficient funds available to perform its obligations hereunder and to consummate the transactions contemplated hereby on or prior to May 27, 1997.

                                    ARTICLE V

                              CONDITIONS PRECEDENT

            SECTION 5.1. CONDITIONS TO OBLIGATIONS OF EACH OF THE PARTIES. The respective obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior to the Closing Date from, Governmental Entities, including, without limitation, those set forth in Section 2.1(c)(i) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, the Investors and the Selling Securityholders shall have been made or obtained (as the case may be).

                  (b) HSR ACT, ETC. The waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have otherwise expired.

                  (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent






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                                                                              35




injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect; PROVIDED, HOWEVER, that the party invoking this condition shall use its commercially reasonable efforts to have any such order or injunction vacated.

            SECTION 5.2. CONDITIONS TO OBLIGATIONS OF THE INVESTORS. The obligations of the Investors to effect the transactions contemplated by this Agreement are further subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 2.1 and the representations and warranties of the Selling Securityholders set forth in Section 2.3 shall be true and correct, in the case of any representation or warranty that is qualified as to materiality or "Material Adverse Effect", in all respects and, in the case of any representation or warranty that is not so qualified, in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and the Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect set forth in this paragraph.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY AND THE SELLING SECURITYHOLDERS. The Company and the Selling Securityholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Investor shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) DELIVERY OF REPURCHASE SHARES. The Selling Securityholders shall have delivered to the Company certificates evidencing a number of Repurchase Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, if any, with all necessary stock transfer tax stamps attached thereto, if any, and cancelled, such that, after giving effect to the Repurchase of such Repurchase Shares and the purchase by the Investors of shares of Common Stock pursuant to Section 1.1, the Investors shall beneficially own 90% or less of the then outstanding shares of Common Stock.

                  (d) After giving effect to the Repurchase of the Repurchase Shares and the purchase by the Investors of shares of Common Stock pursuant to
Section 1.1, Odyssey shall beneficially own not less than 5% of the then outstanding shares of Common Stock.

                  (e) MANAGEMENT AGREEMENT. Odyssey Investors, Inc. shall have terminated the Management Agreement, dated December 16, 1993, effective as of the Closing Date, without liability to the Company other than fees and expenses accrued as of the Closing Date.

                  (f) NEW STOCKHOLDERS AGREEMENT. The New Stockholders Agreement shall have been executed by Odyssey.

            Section 5.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY. (a) The obligation of the Company to consummate the transactions contemplated by this Agreement is further subject to the following conditions:

                  (i) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investors set forth in Section 2.2 and the representations and warranties of Selling Securityholders set forth in Section 2.3 shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and the Company shall have received a certificate signed on behalf of each Investor by an authorized representative thereof to the effect set forth in this paragraph.

                  (ii) PERFORMANCE OF OBLIGATIONS OF THE INVESTOR. The Investors shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of the Investors by an authorized representative thereof to such effect.

                  (b) The obligation of the Company to repurchase Repurchase Shares of each Selling Securityholder individually is further subject to the following conditions:

                  (i) DELIVERY OF REPURCHASE SHARES. Such Selling Securityholder shall have delivered its Repurchase Shares, duly endorsed in blank or accompanied by stock transfer powers duly executed in blank, with all necessary stock transfer tax stamp attached thereto and cancelled, to the Company.







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                                                                              37




                  (ii) FIRPTA. Such Selling Securityholder shall have provided to the Company a certificate under Section 1445 of the Code and the regulations promulgated thereunder certifying that such Selling Securityholder is not a foreign person.

            Section 5.4. CONDITIONS TO OBLIGATIONS OF THE SELLING
SECURITYHOLDERS. The obligation of each Selling Securityholder to consummate the transactions contemplated by this Agreement is further subject to the following conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investors set forth in Section 2.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except to the extent such representations and warranties speak as of an earlier date, and the Selling Securityholder shall have received a certificate signed on behalf of the Investors as authorized representatives thereof to the effect set forth in this paragraph.

                  (b) PERFORMANCE OF OBLIGATIONS OF THE INVESTOR. The Investors shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Selling Securityholders shall have received a certificate signed on behalf of the Investors by an authorized representative thereof to such effect.

                  (c) CONSUMMATION OF PURCHASE OF THE COMMON STOCK. The Investor shall have consummated the purchase of the Common Stock pursuant to the terms of this Agreement.

                  (d) STOCKHOLDERS AGREEMENT. The New Stockholders Agreement shall have been executed by each of the Investors.

                  (e) EMPLOYEE INCENTIVE PAYMENTS. All amounts due under the incentive compensation plans of the Company and its Subsidiaries set forth in
Section 5.4(e) of the Disclosure Schedule shall have been paid.

                                   ARTICLE VI

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 6.1. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Closing:

                  (a) by mutual written consent of the Investor, the Company and Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof; or

                  (b) by the Company if the Closing shall not have been consummated on or before June 10, 1997, unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach of this Agreement by the Company; or

                  (c) by the Investors if the Closing shall not have been consummated on or before June 10, 1997, unless (i) the failure to consummate the transactions contemplated by this Agreement is the result of a breach of this Agreement by the Investors; or

                  (d) by Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof, if the Closing shall not have been consummated on or before June 10, 1997, unless the failure to consummate the transactions contemplated by this Agreement is the result of a breach of this Agreement by the Selling Securityholder; or

                  (e) by any of the Investors, the Company or Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof, if any Government Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

            SECTION 6.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company, the Investors or the Selling Securityholders as provided in Section 6.1, this Agreement, other than the last sentence of Section 4.1 and Sections 2.1(k), 2.2(c), 2.3(c), 6.2, 6.3, 6.4,
7.2., 7.7, 7.8, 7.9 and 7.11 shall forthwith become void and have no effect, without any liability or obligation on the part of the Investors, the Company or the Selling Securityholders. Nothing contained in this Section 6.2 shall relieve any party from any liability resulting from any breach of the representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

            SECTION 6.3. AMENDMENT. Subject to the applicable provisions of the Delaware General Corporation Law, at any time prior to the Closing, the parties hereto may modify or amend this Agreement only by written agreement executed and delivered by duly authorized officers of the Company, each of the Investors and Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof.

            SECTION 6.4. EXTENSION; WAIVER. At any time prior to the Closing, the Company, all of the Investors or Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof may (a) extend the time for the performance of any of the obligations or other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or, (c) subject to the applicable provisions of the Delaware General Corporation Law, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party (which, in the case of the Selling Securityholders, shall be evidenced by a writing signed by Selling Securityholders owning a majority of the Common Stock on the date hereof). The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

            SECTION 6.5. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 6.1, an amendment of this Agreement pursuant to Section 6.3 or an extension or waiver pursuant to
Section 6.4 shall, in order to be effective, require in the case of any of the Investors that is a corporation or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, or in the case of any of the Investors that is a partnership, its general partner.


                                   ARTICLE VII

                           GENERAL PROVISIONS

            SECTION 7.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) Except as set forth in Section 7.1(b), none of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 7.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Closing.

            (b) The representations and warranties of the Company contained in the first sentence of Section 2.1(a) and Section 2.1(b) shall survive the Closing without limitation as to time. The representations and warranties of the Selling Securityholders contained in Sections 2.3(a) and 2.3(c) shall survive the Closing without limitation as to time.

            SECTION 7.2. FEES AND EXPENSES. Whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (other than filing fees, if any, relating to the HSR Act, which shall be paid by the Investors).

            SECTION 7.3. SELLING SECURITYHOLDERS. Each Selling Securityholder agrees to be bound, to the fullest extent provided herein, by all decisions with respect to this Agreement made by Selling Securityholders owning a majority of the Common Stock outstanding on the date hereof.

            SECTION 7.4. DEFINITIONS. For purposes of this Agreement:

                  (a) an "affiliate" of any Person means, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise;

                  (b) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

                  (c) a "Subsidiary" of any Person means any person of which such first Person owns, directly or indirectly, 50% or more of the equity securities the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such Person.

            SECTION 7.5. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)   if to the Investors, to

                        c/o The Cypress Group L.L.C.
                        65 East 55th Street, 19th Floor
                        New York, NY 10022
                        Attn: David P. Spalding

                  -and-

                        c/o Keystone, Inc.
                        65 East 55th Street, 32nd Floor
                        New York, NY  10022
                        Attn: Daniel L. Doctoroff

                        with a copy to:


                        Simpson Thacher & Bartlett
                        425 Lexington Avenue
                        New York, NY  10017
                        Attn:  Richard A. Garvey, Esq.

                  (b)   if to the Company, to:

                        Scotsman Holdings, Inc.
                        8211 Town Center Drive
                        Baltimore, MD  21236
                        Attn:  President

                        with copies to:

                        Scotsman Holdings, Inc.
                        8211 Town Center Drive
                        Baltimore, MD  21236
                        Attn:  General Counsel

                  -and-


                        Barry P. Gossett
                        c/o Scotsman Holdings, Inc.
                        8211 Town Center Drive
                        Baltimore, MD  21236

                  -and-

                        Odyssey Partners, L.P.
                        31 West 52nd Street
                        New York, New York 10019
                        Attn:  Stephen Berger

                  -and-

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, NY 10153
                        Attn:  Simeon Gold, Esq.

                  (c) If to any Selling Securityholder (other than Odyssey), at the address specified for such Selling Securityholder on Schedule I hereto. If to Odyssey, to:

                        Odyssey Partners, L.P.
                        31 West 52nd Street
                        New York, New York 10019
                        Attn:  Stephen Berger

                        with a copy to:

                        Weil, Gotshal & Manges LLP
                        767 Fifth Avenue
                        New York, NY 10153
                        Attn:  Simeon Gold, Esq.

            SECTION 7.6. INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

            SECTION 7.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

            SECTION 7.8. ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreements referred to in Section 4.1 constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 4.10 (solely in respect of officers and directors of the Company and its Subsidiaries) to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.


            SECTION 7.9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 7.10. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

            SECTION 7.11. ENFORCEMENT. THE PARTIES AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS OF THIS AGREEMENT IN ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY ARE ENTITLED AT LAW OR IN EQUITY. IN ADDITION, EACH OF THE PARTIES HERETO
(A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE IN THE EVENT ANY DISPUTE ARISES OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION OR VENUE BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT AND (C) AGREES THAT IT WILL NOT BRING ANY ACTION RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IN ANY COURT OTHER THAN A FEDERAL OR STATE COURT SITTING IN THE STATE OF DELAWARE.

            IN WITNESS WHEREOF, the Investors, the Company and the Selling Securityholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                              INVESTORS:


                            CYPRESS MERCHANT BANKING
                                  PARTNERS L.P.

                            By:  Cypress Associates L.P., its
                                    general partner

                            By:  Cypress Merchant Banking Partners
                                    L.L.C., its general partner


                            By:   /S/ DAVID P. SPALDING
                                  --------------------------------------
                                  David P. Spalding
                                  Member

                            CYPRESS OFFSHORE PARTNERS L.P.

                            By:  Cypress Associates L.P., its
                                   general partner

                            By:  Cypress Merchant Banking Partners
                                  L.L.C., its general partner


                            By:   /S/ DAVID P. SPALDING
                                  --------------------------------------
                                  David P. Spalding
                                  Member


                            KEYSTONE, INC.


                            By:   /S/ DANIEL L. DOCTOROFF
                                  --------------------------------------
                                  Daniel L. Doctoroff
                                  Vice President


                           FW STRATEGIC PARTNERS, L.P.

                            By:  FW Strategic Asset Management, L.P.,
                                 its general partner


                            By:  Strategic Genpar, Inc.,
                               its general partner


                           By: /S/ JAMES N. ALEXANDER
                               --------------------------------------
                               James N. Alexander
                               Vice President


                             SCOTSMAN HOLDINGS, INC.


                            By: /S/ BARRY P. GOSSETT
                               --------------------------------------
                                Barry P. Gossett
                                Chairman and C.E.O.


                            SELLING SECURITYHOLDERS:


                            ODYSSEY PARTNERS, L.P.


                            By: /S/ JACK NASH
                               --------------------------------------
                                Jack Nash
                                General Partner


                                /S/ BARRY GOSSETT
                               --------------------------------------
                                Barry Gossett


                                 /S/ GERARD HOLTHAUS
                               --------------------------------------
                                 Gerard Holthaus


                                /S/ COLLIER BEALL
                               --------------------------------------
                                  Collier Beall

                                /S/ JOE DONEGAN
                               --------------------------------------
                                  Joe Donegan


                                   /S/ GERARD KEEFE
                               --------------------------------------
                                  Gerard Keefe


                                   /S/ BILL LEBUHN
                               --------------------------------------
                                   Bill LeBuhn


                                  /S/ JOHN ROSS
                               --------------------------------------
                                    John Ross

                                   /S/ ROBERT HANSEN
                               --------------------------------------
                                  Robert Hansen

                                   SCHEDULE I

                                REPURCHASE SHARES


                                                            Shares To Be
Selling Securityholder            Shares Owned              Repurchased
----------------------            ------------              -----------

Barry Gossett                      259,469                   218,000
c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

Gerard Holthaus                     12,700                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

Collier Beall                        1,500                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

Joe Donegan                          1,200                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

Gerard Keefe                           500                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

Bill LeBuhn                          1,000                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

John Ross                              500                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

Robert Hansen                        2,050                       -0-

c/o Williams Scotsman, Inc.
8211 Town Center Drive
Baltimore, MD  21236

                                   SCHEDULE II

                                OPTION SURRENDERS



Selling        1994     To Be     1995      To Be    1996    To Be     Total
Security-      Option   sur-      Option-   Sur-     Option  Sur-      Option
holder         Shares   rendered  Shares    rendered Shares  Rendered  Shares
               @$13.78            @$28.80            @55.18            To Be
                                                                       Sur-
                                                                       rendered

Gerard          7,800      -0-      27,000     -0-    26,530    -0-     -0-
Holthaus

Collier         2,300      -0-      10,000     -0-    10,000    -0-     -0-
Beall

Joe             1,950      -0-      10,000     -0-    10,000    -0-     -0-
Donegan

Gerard            300      -0-       9,000     -0-    10,000    -0-     -0-
Keefe

Bill            3,500      -0-      10,000     -0-     7,500    -0-     -0-
LeBuhn

John Ross         300      -0-       7,500     -0-     7,500    -0-     -0-

Robert          1,950      -0-       5,000     -0-     5,000    -0-     -0-
Hansen